EX.99.h.2.d

AMENDMENT

to

Transfer Agency and Service Agreement (the “Transfer Agency Agreement”)

between

Aberdeen Funds and Aberdeen Investment Funds, On Behalf Of Each of The Entities,

Individually and Not Jointly, As Listed On Schedule A to the Transfer Agency Agreement

(the “Funds”)

and

Boston Financial Data Services, Inc. (the “Transfer Agent”)

This Amendment is made as of this 11th day of December, 2015 between the Funds and the Transfer Agent.  The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated June 3, 2011, as amended, (the “Agreement”) under which the Transfer Agent performs certain services for the Funds.  In accordance with Section 16.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.              Additional Services.  Section 1.2 of the Agreement is hereby amended by adding the following new sub section (l):

“(l) Blue Sky Services.  At the direction of the Funds, the Transfer Agent will perform the Blue Sky Services set forth on the attached schedule (Schedule 1.2(l) entitled “Blue Sky Services”).    In connection therewith, the Funds shall be responsible for determining and advising the Service Agent with respect to (i) those jurisdictions in which Notice Filings are to be submitted and (ii) the number of the Funds’ shares or the dollar amount to be permitted to be sold in each such jurisdiction.  Unless otherwise specified in writing by the parties, the Funds shall also be responsible for determining the availability of any exemptions under a jurisdiction’s blue sky laws and ensuring the proper application of any such exemptions by the Funds and its intermediaries.  In the event that the Service Agent becomes aware of (a) the sale of the Funds’ shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of the Funds’ shares in excess of the number of shares of the Funds permitted to be sold in such jurisdiction, the Service Agent shall report such information to the Funds and the Funds shall instruct the Service Agent with respect to the corrective action to be taken.  In consideration of the performance of the duties by the Service Agent pursuant to this Section 1.2(l), the Funds agree to pay the Service Agent the Blue Sky Service fees set forth on Schedule 3.1, as amended by the parties from time to time, and any expenses associated with such additional duties.  (2) Schedule 1.2(l) as attached hereto Schedule 1.2(l) is incorporated by reference and hereby added to the agreement”

2.              Schedule 3.1 (Fees and Expenses).  Schedule 3.1 of the Agreement is hereby amended to add the following new section:

“Blue Sky Services(1):

Per Permit Fees:	$55.00 per permit per year”

3.              All defined terms and definitions in the Agreement shall be the same in this Amendment (the “Amendment”) except as specifically revised by this Amendment.

4.              Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

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(1)  Fees noted do not include reimbursable expenses such as mailing expense, postage, customized programming/enhancements, check fees, projects billed on a statement of work basis, and telecommunications.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ABERDEEN FUNDS, ON BEHALF OF EACH OF ITS SERIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A TO THE TRANSFER AGENCY AGREEMENT		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Lucia Sitar	By:	/s/ Jay A. Shuman

Name:	Lucia Sitar	Name:	Jay A. Shuman

Title:	Vice President	Title:	Chief Financial Officer
As an Authorized Officer on behalf of each of its Series indicated on Schedule A to the Transfer Agency Agreement

ABERDEEN INVESTMENT FUNDS, ON BEHALF OF EACH OF ITS SERIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A TO THE TRANSFER AGENCY AGREEMENT

By:	/s/ Lucia Sitar

Name:	Lucia Sitar

Title:	Vice President
As an Authorized Officer on behalf of each of its Series indicated on Schedule A to the Transfer Agency Agreement

SCHEDULE 1.2(l)

Blue Sky services to be provided for the series of the Trust and their respective share classes as listed on Exhibit 1 to this Schedule 1.2(l):

Fund’s Responsibilities

In connection with the provision of the Services by Boston Financial, the Funds shall:

1.                                      With respect to each Funds, identify the states and territories where the Funds’ shares will be offered for sale;

2.                                      Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of Boston Financial;

3.                                      Work with Boston Financial to identify what systematic exemptions will be taken by the Funds and coded on the Funds’ Transfer Agent’s system;

4.                                      Provide written instructions in Boston Financial’s standard format to implement systematic exemptions and exclusions from reporting where practicable on the Funds’ Transfer Agent system or the Boston Financial Blue Sky software system;

5.                                      Provide written instructions to Boston Financial to remove current permit period sales from Boston Financial’s Blue Sky software database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

6.                                      To the extent the Funds are notified by an intermediary of new sales data feeds, notify Boston Financial in writing of any changes to or additions of Blue Sky sales data feeds and work with Boston Financial to facilitate the necessary updates;

7.                                      Serve as liaison with the Funds to facilitate the transmission of wire transfers for payment by the Funds for invoiced state fees as needed; and

8.                                      Provide written instruction detailing action to be taken upon receipt of written notification from Boston Financial that a direct broker Blue Sky sales feed is available for activation.

Boston Financial Responsibilities

Boston Financial will perform the Services set forth below.

1.                                      File Initial Notice Filings, as applicable, in all states and territories in which the applicable Funds’ shares will be offered, in the form of and as required by the applicable laws of the states and territories;

2.                                      File each Funds’ renewals and amendments to reflect name changes, terminations, domicile changes, issuer address changes, fiscal year end changes, distributor changes, as applicable, in all states and territories in which the applicable Funds’ shares will be offered, in the form of and as required by the applicable laws of the states and territories;

3.                                      File each Funds’ sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;

4.                                      Invoice each Funds for fees owed to each state in accordance with procedures agreed upon in writing by the Funds and Boston Financial;

5.                                      At the direction of the Funds, make payments, at the expense of the applicable Funds, of Notice Filing fees;

6.                                      File the Prospectuses and Statements of Additional Information, supplied by the Funds, and any amendments and supplements thereto to the extent required by the applicable laws of the states and territories;

7.                                      File annual reports and proxy statements, supplied by the Funds to the extent required by the applicable laws of the states and territories;

8.                                      File all necessary notices to permit each Funds or class of a Funds that is eligible for reduced fees applicable to money market Funds or otherwise to qualify for reduced fees in a state or territory;

9.                                      File all correspondence and related documentation so as to provide notice of the applicable Funds’ intent to take exemptions if such notice is required by the state or territory in order to permit the Funds to utilize such exemptions;

10.                               Advise the Funds prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Funds can advise in writing the action to be taken;

11.                               Provide the Funds information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;

12.                               Include in sales report filings, all sales reported to Boston Financial via (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Funds’ prior Blue Sky vendor, or (b) confirmed in writing by the Funds to be activated, less any exempt sales the Funds has directed Boston Financial in writing to remove prior to such filing.

13.                               At the direction of the Funds, serve as liaison between the Funds, the Funds, and the applicable Blue Sky jurisdiction:

14.                               Provide guidance and best practice information concerning Blue Sky reporting requirements and mutual Funds industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

15.                               Conduct annual due diligence reviews;

16.                               In the event that Boston Financial becomes aware of the sale of a Funds’ shares in a jurisdiction in which no Notice Filing has been made, Boston Financial shall report such information to the Funds and the Funds shall instruct Boston Financial with respect to the corrective action to be taken;

17.                               File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the applicable Funds’ shares will be offered, in the form of and as required by the applicable laws of the states and territories;

18.                               Notwithstanding the foregoing, the Funds acknowledges Boston Financial is not acting in a legal capacity with respect to the Funds or the Funds;

19.                               Perform such additional services as Boston Financial and the Funds may agree upon in writing and add to this Agreement by amendment; and

20.                               Work with the Funds to identify what systematic exemptions will be taken by the Funds and coded on the Funds’ Transfer Agent systems.

Exhibit 1 to

Schedule 1.2(l)

Blue Sky services to be provided for the following series of the Trust and their respective share classes:

Aberdeen Multi-Manager Alternative Strategies Fund

Aberdeen Multi-Manager Alternative Strategies Fund II